Exhibit 10.10

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727
Pudong New Area, Shanghai 201204
Tel: +86 (21) -5089-6502

____________, 2024

[Director’s name, address, telephone and email]

Re: Offer To Serve As An Independent Director

Dear ____________:

Zhibao Technology Inc., a Cayman Islands exempted company (the “Company”, “we”, “us” or similar terminology), is pleased to offer you (the “Director”) positions as an independent member of its Board of Directors (the “Board”), Chairman of the Audit Committee of the Board, and a member of Compensation Committee and a member of Nominating and Corporate Governance Committee (together with Audit Committee and Compensation Committee, collectively, the “Committees”). We believe your background and experience will be a significant asset to the Company and we look forward to your participation on the Board and the Committees. Should you choose to accept the positions as a member of the Board and the Committees, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. This Agreement will become effective as of the date of effectiveness of the Company’s registration statement on Form F-1 for its initial public offering in the United States (the “Effective Date”). Your term as an independent director of the Board and member of the Committees shall continue for ____________ (____________) years from the Effective Date and may renew under the terms mutually agreed upon by you and the Company within 30 days of expiration of the initial term, subject to the Company’s memorandum and articles of association (as amended and/or restated from time to time) and the provisions in Section 10 below. You shall stand for re-appointment to the Board each year at the Company’s annual shareholder meeting and upon re-appointment, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board and as a member of the Committees (hereinafter, your “Duties”). The Duties shall include those customary for a board member and a member of the Committees of a Nasdaq listed public company. During the term of this Agreement, you shall adhere to all applicable fiduciary duties, and all other applicable laws, rules, and regulations. You shall attend and participate in such number of meetings of the Board and of the Committees as regularly or specially called. You may attend and participate in each such meeting, via teleconference, videoconference, or in person. You shall consult with the other members of the Board and the Committees (and the Company’s officers, as needed) regularly and as necessary via telephone, electronic mail, or other forms of correspondence.

[Director’s name]

[●], 2024

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform, and do not intend to perform, during the term of your Board service, similar Duties, consulting, or other services, for businesses that are, or would be, in any way competitive with the Company or its affiliates (except for companies previously disclosed by you to the Company in writing) (“Competitive Services”). Should you propose to perform Competitive Services, you agree to notify the Company in writing in advance (specifying the name of the business for which you propose to perform Competitive Services) and to provide information to the Company sufficient to allow it to determine if the performance of such Competitive Services would conflict with your duties to the Company.

4. Compensation. Commencing on the Effective Date, you will receive the compensation described in the Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which the Company expects to adopt in connection with its initial public offering (“IPO”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board. The Annual Cash Retainer and Annual ROS Grant described below are for general availability and participation in meetings and conference calls of the Board, inclusive of all Board or Committees service.

a.  Annual Cash Retainer.

i. Following the Effective Date, you shall receive an annual cash retainer of $____________ (____________US Dollars) (the “Annual Cash Retainer”). The Annual Retainer is for general availability and participation in meetings and conference calls of the Board, inclusive of all Board or Committees service. Unless otherwise provided, there is no additional compensation for attending individual Board or Committees meetings or serving as chair of the Board or any Committees.

ii. The Annual Cash Retainer will be paid in four (4) equal quarterly payments at the end of each calendar quarter in arrears. The quarterly payment will be pro-rated if you are first appointed during a calendar quarter or cease to serve on the Board during a calendar quarter, with the payment pro-rated based on the number of actual days served during such calendar quarter.

b. Annual ROS Grant.

i. The equity compensation set forth below will be granted under the vesting schedules described below.

ii. Following the Effective Date, you will be granted restricted Class A ordinary shares (“ROSs”) having a grant date value of US$____________ (____________US Dollars) annually (the “Annual ROS Grant”), on a pro-rata basis from the Effective Date for the rest of the year and, in every December 31 of each year thereafter if you continuously remain a director as of that date.

[Director’s name]

[●], 2024

iii. The number of ROSs subject to each Annual ROS Grant will be equal to: (A) US$____________, divided by (B) the average quoted closing trading price of the Company’s Class A ordinary shares on NASDAQ during the thirty (30) calendar days preceding and including the grant date, rounded down to the nearest whole share. Notwithstanding the foregoing, the number of ROSs subject to the Annual ROS Grant at the Effective Date shall be pro-rated from the Effective Date to December 31 of that calendar year based on (x) Annual ROS Grant of US$____________ divided by (z) the Company’s IPO share offer price.

iv. The Annual ROS Grant will vest in four (4) approximately equal quarterly tranches on the last day of each calendar quarter, with the final tranche vesting on the first anniversary of the grant date, subject to your continuous Board service on each applicable vesting date.

v. The remaining terms and conditions of each Annual ROS Grant, including transferability restrictions, will be as set forth in the ROS award agreement.

c.  Travel Expense Reimbursement. The Company shall reimburse you for all reasonable travel business expenses you incur directly with performing your Duties, provided that you receive prior written approval from the Company for any such expenses, and the expenses are in compliance with the Company’s travel and expense policies. Any reimbursement by the Company shall be against a receipt of a lawful invoice and all other appropriate and supporting documentation for expense reimbursement if applicable. No interstate or international travel should be booked without the prior written consent of the Board chairperson. All international air travel outside the United States will be by business class airfare and reimbursed by the Company.

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its directors’ and officers’ insurance policy.

6. Indemnification. The Company shall, to the maximum extent provided under applicable law, defend you, indemnify you, and hold you harmless from and against, any expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any legal, administrative, or criminal, proceeding, arising out of, or related to, your performance of your Duties, other than any such Losses incurred as a result of your fraud, willful default, gross negligence, or willful misconduct. The Company shall advance to you any expenses, including reasonable attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law. Such costs and expenses incurred by you in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by you, or on your behalf, to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that you are not entitled to be indemnified by the Company. These rights to defense, indemnification, and advancement of expenses, are in addition to, and not in substitution for, any such rights you have under the Company’s articles of incorporation, bylaws, policies, or applicable law.

7. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

[Director’s name]

[●], 2024

8. Confidential Information; Non-Disclosure. In consideration of your access to certain Confidential Information (as defined below) of the Company and its affiliates (the “Company Group”), in connection with your business relationship with the Company, you hereby represent and agree as follows:

a. Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company Group possesses that has been created, discovered or developed by or for the Company Group, and which has or could have commercial value or utility in the businesses in which the Company Group is engaged; (ii) any information which is related to the businesses of the Company Group and is generally not known by non-Company Group personnel; and (iii) trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

b. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available or is readily available to the public other than as a result of a breach of the confidentiality provisions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and (iv) information you are required to disclose pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organization having authority pursuant to the law; provided, however, that you shall first have given prior written notice to the Company and made a reasonable effort to obtain a protective order requiring that the Confidential Information not be disclosed.

c. Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or resignation.

d. Confidentiality. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information to your legal counsel and accounting advisors who have a need to know such information for accounting or tax purposes and who agree to be bound by the provisions of this paragraph (d).

[Director’s name]

[●], 2024

e. Ownership. You agree that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this Agreement and that arise out of your Duties (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. You agree to assist the Company, at its expense, to further evidence, record, and perfect, such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.

9. Non-Solicitation. During the term of your appointment, you agree to not solicit for employment any employee of the Company Group with whom you have had contact due to your appointment.

10. Termination and Resignation. Your Board membership and Committees membership may be terminated in accordance with the provisions of the Company’s memorandum and articles of association (as amended and/or restated from time to time). You may also terminate your membership on the Board or on the Committees for any or no reason by delivering your written notice of resignation to the Company, and such resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any compensation that you have already earned in connection with your performance of your Duties as of the effective date of such termination or resignation.

11. Governing Law; Arbitration; Submission to Jurisdiction.

a. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

b. Except as otherwise set forth herein, all disputes, controversies, or differences, whether arising or commenced during or subsequent to the term, which may arise among the parties out of or in relation to or in connection with this Agreement, the Duties, or Director’s service on the Board and the Committees or the termination thereof, shall be settled exclusively by a confidential arbitration held in New York County, New York, and in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect. The AAA rules can be found on the internet at chrome-extension://efaidnbmnnnibpcajpcglclefindmkaj/https://adr.org/sites/default/files/Commercial%20Rules.pdf.

[Director’s name]

[●], 2024

c. The arbitration shall be conducted before a single arbitrator who will be selected by the parties or appointed by the New York office of the AAA, in the event that the parties are unable to agree upon a selection. The arbitrator shall have the power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, or validity of the arbitration agreement or to the arbitrability of any claim or counterclaim.

d. Any award determined by an arbitrator shall be final and binding upon the parties. The arbitrator shall have no authority to award any special, punitive, exemplary, indirect or similar damages.

e. Any arbitral award shall be enforceable in any court, wherever located, having jurisdiction over the party against whom the award was rendered. With respect to any such arbitration or enforcement proceedings, each party thereto shall bear its respective attorneys’ fees and all other costs and expenses associated with such arbitration, except as otherwise provided by law or rule and as directed by the arbitrator.

f. Any action, suit, demand or proceeding for the purposes of seeking injunctive relief or compelling arbitration shall be instituted and litigated within the jurisdiction of the federal or state courts located in New York County, New York and each of the parties, by the execution of this Agreement, hereby consents and submits to the exclusive jurisdiction of the federal or state courts located in New York County, New York for that purpose. Neither party shall raise as a defense to any action, suit, demand or proceedings to compel arbitration which is initiated in any forum as provided above the lack of jurisdiction of the courts of such forum over the person of such party for that limited purpose. The parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

12. Severability. The provisions of this Agreement are severable. The unenforceability or invalidity of any provision or portion of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the full extent permitted by applicable law.

[Director’s name]

[●], 2024

13. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

14. Not an Employment Agreement. This Agreement is not an employment agreement and shall not be construed or interpreted to create any right for you to be employed by the Company Group.

15. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of any questions arising under this Agreement.

[Signature Page Follows]

[Director’s name]

[●], 2024

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ZHIBAO TECHNOLOGY INC.

By:
	Name:	Mr. Botao Ma
	Title:	Chairman, Board of Directors

AGREED AND ACCEPTED

[Name of the Director]

[Signature Page to Independent Director Offer Letter]